BY-LAWS

Article I

Name, Location and Corporate Seal

Section 1. The name of the Corporation is *Plastican, Inc.* ________________.

Section 2. The principal office of the Corporation shall be ted in the *City* of *Leominster* and monwealth of Massachusetts. The Corporation may have branch ices at such other place or places as the Board of Directors may from time to time determine upon.

Section 3. The corporate seal shall consist of a circular die bearing the name of the Corporation, and such other device or inscrip tion as the Directors may determine. The form of the seal may be changed by the Directors whenever they shall so order.

Article II

Meetings of the Stockholders

Section 1. The annual meeting of the stockholders shall be held at the principal office of the Corporation on the ~~*first*~~ *second* ~~*Monday*~~ *Tuesday* in ~~*October*~~ *February* in each year for the election of a Board of Directors, a Treasurer and a Clerk, a the transaction of such other business as may come before the stock-holders for action.

Section 2. The annual meeting of the stockholders shall be call by a written or printed notice stating the place, date, hour and purpose thereof, which notice shall be given by the Clerk at least

seven days before such meeting to each stockholder by leaving said notice with him at his residence or usual place of business or by mailing it, postage prepaid, and addressed to each stockholder at his address as it appears upon the books of the Corporation.

Section 3. Special meetings of the stockholders may be called by the President or by a majority of the Directors, and shall be called by the Clerk, or in case of the death, absence, incapacity or refusal of the Clerk, by any other officer, upon the written application of one or more stockholders who are entitled to vote and who hold at least one-tenth part in interest of the capital stoc stating the time, place, hour and purpose of the meeting.

Section 4. Notice of a meeting of the stockholders need not be given to a stockholder if a written waiver of notice, executed before or after the meeting by such stockholder or his attorney thereunto authorized, is filed with the records of the meeting.

Section 5. Stockholders who are entitled to vote shall have one vote for each share owned by them and a proportionate vote for a fractional share. Stockholders may vote either in person or by proxy. No proxy which is dated more than six months before the meeting named therein shall be accepted and no such proxy shall be valid after the final adjournment of such meeting.

Section 6. A majority in interest of all stock issued, outstanding, and entitled to vote at a meeting shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of any business. If, however, such quorum shall not be present or represented at any meeting of the stockhold the stockholders entitled to vote thereat, present in person or by

proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of voting stock shall be present. At such adjourned meeting at which the requisite amount of voting stock shall be represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 7. Any action to be taken by stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action by a writing filed with the records of the meetings of stockholders.

Section 8. The President shall call meetings of the stockholders to order and shall act as chairman of such meetings. The Board of Directors or the stockholders may appoint any stockholder to act as chairman of any meeting in the absence of the President.

Section 9. The Clerk of the Corporation shall act as Secretary and make record of all proceedings at all meetings of the stockholders; but, in the absence of the Clerk, the presiding officer may appoint any person to act as Secretary of the meeting.

Article III

Officers and Their Election

Section 1. The officers of the Corporation shall be a Board of not less than three Directors, a President, a Treasurer, a Clerk and such other officers as the Board of Directors deem advisable.

Section 2. The directors need not be stockholders and none of the officers need be stockholders or directors.

Section 3. The Board of Directors, the Treasurer and the Clerk shall be elected annually by the stockholders by ballot.

The President shall be elected annually by the Board of Directors. The manner of choosing and appointing all other officers and agents shall be at the discretion of the Board of Directors.

Section 4. All officers and directors shall hold office until the next annual meeting until their successors are chosen and qualified, subject to removal from office in accordance with provisions of the General Laws of the Commonwealth of Massachusetts.

Section 5. Vacancies in any office shall be filled by the Board of Directors.

Article IV

Board of Directors

Section 1. The Board of Directors shall hold a regular meeting annually immediately following the annual meeting of the stockholders at the same place where the stockholders' meeting is held. Special meetings may be called by the Directors from time to time and the Directors may fix the time and manner of giving notice of such meetings and may determine the form and contents of such notice to be given. Notice of a meeting need not be given to any Director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeti or to any director who attends the meeting, without protesting prior thereto or at its commencement, the lack of notice to him.

Section 2. Any action required or permitted to be taken at any meeting of the Directors may be taken without a meeting, if a written consent thereto is filed by all the Directors and such written consent is filed with the records of the meetings of the Directors.

Section 3. A majority of the Board of Directors in office at the time of any meeting, shall constitute a quorum. Though less than a quorum be present, any meeting may, without further notice, be adjourned to a subsequent date or until a quorum be had.

Section 4. The Board of Directors shall have the control and management of the business and property of the Corporation and shall have and exercise all the powers of the Corporation except such as by law, by the Articles of Organization or these by-laws are conferred upon or reserved to the stockholders.

Section 5. An executive committee or other committees may be elected from and by the Board of Directors, and the Directors may delegate to any such committee or committees some or all of the powers except such powers as cannot be delegated under the provisions of the General Laws of the Commonwealth of Massachusetts. The Directors may determine the manner of conducting business, whether at a meeting or otherwise, and the number of members required to constitute a quorum or to take a specified type of action.

Article V

President and Vice-President

Section 1. The President shall have the powers and duties usual to his office, subject to any provisions contained elsewhere in these by-laws concerning his powers and duties. He shall, when present, preside at all meetings of the stockholders and directors.

Section 2. The Vice-President, if one be elected by the Board of Directors, shall have all the powers and duties of the,

President, in case of the absence, resignation, death or disability from any cause, of the President.

Article VI

Treasurer

The Treasurer shall have the powers and duties usual to his office, subject to such conditions and restrictions as may be made by the Directors and to any provisions contained elsewhere in these by-laws concerning his powers and duties. He shall give a bond to the Corporation, if required by the Directors, in such sum and with such sureties as they may require, for the faithful performance of his duties. He shall keep accurate books of account which shall be always open to the inspection by the Directors at his office during business hours, and he shall render to them at the annual meeting of the Board, or whenever the Directors may require, a brief statement of the financial conditions of the Corporation, and he shall also present to the Stockholders at their annual meeting, a report giving the receipts and disbursements of the preceding fiscal year and the then financial condition of the Corporation.

Article VII

Contracts, Notes and Checks

~~Section 1. All contracts, notes, checks and other instruments and documents of the Corporation shall be signed by the President and Treasurer, signing jointly, or by such other officer or officers as the Board of Directors may from time to time designate~~

Section 1. All contracts, notes, checks, deeds, leases, bonds and other obligations authorized to be executed by an officer of the Corporation in its behalf shall be signed by the President or the Treasurer, except as the Directors may generally or in particular cases otherwise determine.

Article VIII

Clerk

Section 1. The Clerk shall attend the meetings of the stockholders and of the Directors and shall record the proceedings thereof. He shall notify the stockholders and directors of their respective meetings, in accordance with the by-laws of the Corporation, and shall perform such other duties as the Board of Directors may prescribe.

Section 2. In the absence of the Clerk, a Clerk pro tempore may be chosen who shall be duly sworn.

Article IX

Fiscal Year

The fiscal year of the Corporation shall end with ~~August~~ December 31 of each year.

Article X

Stock and Stock Certificates

Section 1. Stock certificates shall be signed by the Presiden or Vice-President and the Treasurer or an Assistant Treasurer.

Section 2. The Directors may determine the conditions upon which a new certificate of stock may be issued in place of any certificate alleged to have been lost, mutilated or destroyed. They may, in their discretion, require the owner of a lost, mutilated or destroyed certificate, or his legal representative, to give a bond, sufficient in their opinion, with or without surety to indemn the corporation against any loss or claim which may arise by reason of the issue of a certificate in place of such lost, mutilated or destroyed stock certificate.

Section 3. Any stockholder, including the heirs, assigns, executors or administrators of a deceased stockholder, desiring to sell or transfer such stock owned by him or them, shall first off it to the corporation through the Board of Directors, in the manner following:

He shall notify the directors of his desire to sell or transfe by notice in writing, which notice shall contain the price at which he is willing to sell or transfer and the name of one arbitrator. The directors shall within thirty days thereafter, either accept the offer, or by notice to him in writing name a second arbitrator, and these two shall name a third. It shall then be the duty of the arbitrators to ascertain the value of the stock, and if any arbitrat shall neglect or refuse to appear at any meeting appointed by the arbitrators, a majority may act in the absence of such arbitrator.

After the acceptance of the offer, or the report of the arbitrators as to the value of the stock, the directors shall have thirty days within which to purchase the same at such valuation, but if at the expiration of thirty days, the corporation shall not have exercised the right so to purchase, the owner of the stock shall be at liberty to dispose of the same in any manner he may see fit.

No shares of stock shall be sold or transferred on the books of the corporation until these provisions have been complied with, but the Board of Directors may in any particular instance waive the requirement.

Article XI

Amendment of By-Laws

These by-laws may be altered, amended, or repealed by a major vote of a quorum as herein defined at any annual or special meeting

of the stockholders, provided notice of such proposed alteration, amendment or repeal is given in the call for the meeting.